EXHIBIT G-5

Long-Term Debt as of December 31, 2004*

	Maturity
PSEG
Senior Note 6.89%	2005-2009	$245
Senior Note 4.66%(C)	2009	200
Debt Supporting Trust Preferred Securities (A)	2007-2047	1,201
Other		8

Principal Amount Outstanding		1,654
Amounts Due Within One Year (B)		(49)

Total Long-Term Debt of PSEG (Parent)		$1,605

PSE&G
First and Refunding Mortgage Bonds:
9.125%	2005	125
6.75%	2006	147
LIBOR plus 0.125% (E) (I)	2006	175
6.25%	2007	113
6.75%	2016	171
6.45%	2019	5
9.25%	2021	134
6.38%	2023	157
5.20%	2025	23
(Series A) Auction Rate(I)	2028	64
(Series AE) Auction Rate(F)(I)	2029	93
(Series AD) Auction Rate(F)(I)	2030	88
(Series AC) Auction Rate(F)(I)	2031	104
5.45%	2032	50
6.40%	2032	100
(Series B-1) Auction Rate(I)	2033	50
(Series B-2) Auction Rate(I)	2033	50
(Series B-3) Auction Rate(I)	2033	45
8.00%	2037	7
5.00%	2037	8
Medium-Term Notes:
4.00%	2008	250
8.16%	2009	16
8.10%	2009	44
5.125%	2012	300
5.00%	2013	150
5.375%	2013	300
5.00%(D)	2014	250
7.04%	2020	9
7.18%	2023	5
7.15%	2023	34

Principal Amount Outstanding		3,067
Amounts Due Within One Year (B)		(125)
Net Unamortized Discount		(4)

Total Long-Term Debt of PSE&G (Excluding Securitization) (Parent)		$2,938

* This chart does not include debt of PSEG Holdings and its subsidiaries, which will be non-utilities for purposes of the 1935 Act post-Merger.

EXHIBIT G-5

Transition Funding (PSE&G)
Securitization Bonds:
5.74%(H)	2007	$34
5.98%	2008	183
(Libor + 0.30%)	2011	496
6.45%	2013	328
6.61%	2015	454
6.75%	2016	220
6.89%	2017	370

Principal Amount Outstanding		2,085
Amounts Due Within One Year (B)		(146)

Total Securitization Debt of Transition Funding		$1,939

Total Long-Term Debt of PSE&G		$4,877

PSEG Power, LLC
Senior Notes:
6.875%	2006	$500
3.75% (G)	2009	250
7.75%	2011	800
6.95%	2012	600
5.00% (G)	2014	250
5.50%	2015	300
8.625%	2031	500

Total Senior Notes		$3,200
Pollution Control Notes:
5.00%	2012	$66
5.50%	2020	14
5.85%	2027	19
5.75%	2031	25

Total Pollution Control Notes		$124
Net Unamortized Discount		(8)

Total Long-Term Debt of PSEG Power, LLC		$3,316

(A)	As of the year ended December 31, 2004, the annual dividend requirement of PSEG’s Trust Preferred Securities (Guaranteed Preferred Beneficial Interest in PSEG’s Subordinated Debentures), including those issued in connection with the Participating Units, and their embedded costs was approximately $104 million and 8.98%.

EXHIBIT G-5

Enterprise Capital Trust I, Enterprise Capital Trust II, Enterprise Capital Trust III, Enterprise Capital Trust IV and PSEG Funding Trust II were formed and are controlled by PSEG for the purpose of issuing Quarterly Trust Preferred Securities (Quarterly Guaranteed Preferred Beneficial Interest in PSEG’s Subordinated Debentures). The proceeds were loaned to PSEG and are evidenced by Deferrable Interest Subordinated Debentures. If and for as long as payments on the Deferrable Interest Subordinated Debentures have been deferred, or PSEG had defaulted on the indentures related thereto or its guarantees thereof, PSEG may not pay any dividends on its common and preferred stock. The Subordinated Debentures support the Preferred Securities issued by the trusts.

In September 2002, PSEG Funding Trust I issued 9.2 million Participating Units with a stated amount of $50 per unit. Each unit consists of a 6.25% trust preferred security due 2007 having a liquidation value of $50, and a stock purchase contract obligating the purchasers to buy shares of PSEG Common Stock in an amount equal to $50 on November 16, 2005. In exchange for the obligations under the purchase contract, the purchasers receive quarterly contract adjustment payments at the annual rate of 4.00% through the purchase date. The number of new shares to be issued on November 16, 2005 will depend upon the average closing price per share of PSEG Common Stock for the 20 consecutive trading days ending the third trading day immediately preceding November 16, 2005. Based on the formula described in the purchase contract, at that time PSEG will issue between 11.4 million and 13.7 million shares of its common stock. The net proceeds from the sale of the Participating Units was $446 million. In connection with the issuance of the Participating Units, PSEG recorded a $54 million reduction to equity associated with the stock purchase contracts.

(B)	The aggregate principal amounts of mandatory requirements for sinking funds and maturities for each of the five years following December 31, 2004 are as follows:

			Transition
Year	PSEG	PSE&G	Funding	Power	Total
2005	$49	$125	$146	$—	$320
2006	49	322	—	500	871
2007	509	113	34	—	656
2008	49	250	183	—	482
2009	249	60	—	250	559

	$905	$870	$363	$750	$2,888

(C)	In September 2004, PSEG issued and sold $200 million of its 4.66% Series A Senior Notes due 2009 in a private placement. The proceeds were used to reduce short-term debt.

(D)	In August 2004, PSE&G issued $250 million of 5.00% Medium-Term Notes due 2014. The proceeds of this issuance were used to redeem the remaining outstanding $254 million of PSE&G’s First and Refunding Mortgage Bonds, 7% Series SS due 2024 in September 2004.

(E)	In June 2004, PSE&G issued $175 million of floating rate First and Refunding Mortgage Bonds due 2006. The interest is set quarterly at LIBOR plus 0.125%. The proceeds were primarily used to redeem $159 million of 7.375% Series TT First and Refunding Mortgage Bonds due 2014 in June 2004.

(F)	In August 2004, PSE&G issued $104 million of its First and Refunding Mortgage Bonds, Pollution Control Series AC due 2031; $88 million of its First and Refunding Mortgage Bonds, Pollution Control Series AD due 2030; and $93 million of its First and Refunding Mortgage Bonds, Pollution Control Series AE due 2029. The proceeds were used to refund $104 million of PSE&G’s First and Refunding Mortgage Bonds, Pollution Control Series Q due 2031, $88 million of PSE&G’s First and Refunding Mortgage Bonds, Pollution Control Series R due 2030 in August 2004; and $93 million of PSE&G’s First and Refunding Mortgage Bonds, Pollution Control Series S due 2029 in October 2004.

(G)	In March 2004, Power issued $250 million of 3.75% Senior Notes due April 2009 and $250 million of 5.00% Senior Notes due April 2014. The net proceeds of $488 million, together with other available cash, were used to fund the repayment of $800 million of project finance debt of certain of Power’s subsidiaries.

(H)	In December 2004, September 2004, June 2004 and March 2004, Transition Funding repaid approximately $38 million, $37 million, $30 million and $32 million, respectively, of its transition bonds.

(I)	As of December 31, 2004, variable interest rates were 2.66%, 1.75%, 1.80%, 1.85%, 1.80%, 1.80%, 1.80%, 1.80%, respectively.